EXHIBIT (6)(x)


MedAway International, Inc.
4020 Galt Ocean Drive, Suite 1401, Ft. Lauderdale FL 33308


                                  June 12, 1996


Via Hand Delivery

Mr. Maurice Furlong, Chairman
health Care Centers of America, Inc.
1000 Royce Blvd.
Third Floor
Oakbrook Terrace, IL 60181

RE:      Health Care Centers of America,  Inc.  ("HCCA") - Agreement to Purchase
         all  of  the  assets  of  MedAway   International,   Inc.,  a  Delaware
         corporation ("MedAway")

Dear Mr. Furlong:

         This letter, when signed by you in the space provided below, will constitute a binding agreement between HCCA and MedAway to consummate the transaction described below:

1. Asset Purchase. On the Closing Date (defined below), HCCA shall purchase from MedAway, and medAway shall sell to HCCA, all of MedAway's assets (including but not limited to all MedAway machines, trademarks, state permits etc.) free and clear of all liens, claims and encumbrances ("MedAway Assets").

2. Purchase Price. In exchange for the MedAway Assets, HCCA shall deliver to MedAway on the Closing Date: Class A Common Stock of HCCA stock ("HCCA Stock") with a market value of no less than Two Million U.S. Dollars ($2,000,000.00) based on the closing price for such stock on the "pink sheets" on the date immediately preceding the Closing Date; provided, however, that in no event shall HCCA deliver to MedAway less than two million shaers of HCCA stock regardless of whether the value thereof exceeds Two Million U.S. ollars. HCCA represents and warrants to MedAway that: (i) all of the HCCA Stock will be duly authorized, validly issued, fully paid, non-assessable and free and clear of all liens, claims and encumbrances; (ii) all of the HCCA Stock has not been duly registered with the United States Securities and Exchange Commission; and (iii) upon expiration of the two (2) year holding period to which the HCCA Stock shall be subject immediately following the Closing Date, all of the HCCA Stock shall be freely tradeable in whichever market HCCA's capital stock is then currently trading or HCCA shall, at its own expense, take such steps as may be necessary to ensure compliance with the foregoing.

[letter truncated]

MedAway
International


               CONSENT OF THE SHAREHOLDERS AND BOARD OF DIRECTORS
                               IN LIEU OF MEETING

         The undersigned, being directors and holders of a majority of the issued and outstanding capital stock of MedAway International Inc., a Delaware corporation (hereinafter called the "Corporation"), do hereby consent, pursuant to the General Corporation Law of the State of Delaware, to the taking of the following actions:

         RESOLVED, that the Corporation shall be authorized to sell all of the Corporation's assets to Health Care Centers of America, Inc. ("HCCA") in exchange for (ii) the greater of two million (2,000,000) shares of HCCA's capital stock; or (ii) such number of HCCA' shares of capital stock as shall have a market value of no less than Two Million U.S. Dollars ($2,000,000) as determined by reference to the closing price for such stock on the "pink sheets" on the day immediately preceding the closing of the transaction.

         RESOLVED, that certain of the HCCA capital stock to be received by the corporation in exchange for its assets in connection with the transaction described above shall be issued directly to those parties and in such amounts as set forth in Exhibit A attached hereto in satisfaction of certain outstanding indebtedness of the Corporation.

         RESOLVED, that the Corporation's officers and directors be, and hereby are, authorized and directed to take all necessary and appropriate actions to effect the foregoing.

         DATED effective as of June 12, 1996.

DIRECTORS                                                 SHAREHOLDERS

/s/ Alan A. Arruda                                   /s/ Alan A. Arruda
ALAN A. ARRUDA                                       ALAN A. ARRUDA

/s/ R. D. Hoffman                                    (unsigned)
R.D. HOFFMAN                                         ANTHONY DAWSON-ELLIS

+MedAway
International [letterhead]

Mr. Maurice Furlong, Chairman
Health Care Centers of America, inc.
100 Royce Blvd.
Third Floor
Oakbrook Terrace, IL 60181                          June 13th., 1996

Dear Maurice,

It was a pleasure meeting you yesterday with Edward>

Your plans for the future growth of HCCA are very impressive, and I am delighted to be a new shareholder.

With regards to our agreement yesterday I thank you for your assurance to Edweard, Dooley and myself that the HCCA stock used to purchase all of MedAway's assets will be registered in the next few weeks at no cost to us.

As per our discussion, I am enclosing the information you require:

         1.) List of Machines
         2.) State Approvals
         3.) Registered Trade Mark
         4.) Financial Report by Van Kasper
         5.) Goddard Letter
         6.) Gibraltar Report
         7.) Report for O.S.H.A.
         8.) Brochures

The resolution for the sale of all of MedAway's assets along with the list for the distribution of the stock will follow shortly.

Finally, I would just like to repeat that I am very happy to be associated with you in HCCA.

Sincerely,

ALAN A. ARRUDA, President
/s/ Alan A. Arruda

Encls.



                          MedAway International, Inc.
           4020 Galt Ocean Drive, Suite 1401, Ft. Lauderdale FL 33308
                       (305) 545-4998 FAX (305) 565-1174



                                    MedAway
                                 International

                               VIA HAND DELIVERY

                              Mr. Maurice Furlong
                      health Care Centers of America, Inc.
                                1000 Royce Blvd.
                           Oakbrook Terrace, Il 60181

Re: Health Care Centers of America,  Inc.  ("HCCA") - Letter Agreement  ("Letter
Agreement")  between  MedAway   International,   Inc.  a  Delaware   corporation
("MedAway") whereby HCCA agreed to purchase all of the assets of MedAway

Dear Maurice,

It was a pleasure meeting with you yesterday and executing the Letter Agreement. Further to our meeting, I am writing to confirm our discussion wherein you agreed that all of the HCCA stock delivered to MedAway pursuant to the Letter Agreement will be duly registered at HCCA's sole cost and expense, with the United States Securities and Exchange Commission within the next few months.

Kindly acknowledge the foregoing by executing this letter in the space provided below. I look foward to working with you to promptly finalize this matter.

                                                     Very truly  yours,  MEDAWAY
                                                     INTERNATIONAL, INC.

                          /s/ Alan A. Arruda, President
                            ALAN A. ARRUDA, PRESIDENT

ACCEPTED AND AGREED TO
THIS 21 DAY OF JUNE, 1996

HEALTH CARE CENTERS OF AMERICA, INC.

/s/ Maurice Furlong
MAURICE FURLONG, CHAIRMAN







                           MedAway International, Inc.
           4020 Galt Ocean Drive, Suite 1401, Ft. Lauderdale, FL 33308






                               HCCA [letterhead]

                                October 26, 1996

                                Mr. Alan Arruda
                                    Pesident
                          MedAway International, Inc.
                       4020 Galt Ocean Drive, Suite 1401
                           Fort Lauderdale, FL 33308

Re: Health Care Centers of America, Inc. (HCCA) Purchase of the Assets of MedAway International, Inc. (MedAway) Amendment

Dear Mr. Arruda:

The purpose of this letter is to amend the purchase agreement entered into on June 12, 1996 between HCCA and MedAway. The amendment is for the purpose of conforming the written purchase agreement to the understanding between the parties.

For good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, the parties agree as follows:

1. Assets Extended in Purchase -- The assets purchased by HCCA do not include any current litigation involving MedAway nor any clauses in action possessed by MedAway as of June 12, 1996. Any recovery of any money judgment by medAway is the sole property of MedAway, to which HCCA has no claim interest nor rights. Any expenses related to same remain the obligations of MedAway. MedAway further agrees to indemnify, defend and hold harmless HCCA from any expenses, costs judgments, adverse findings or other obligations that would be charged against HCCA as a result of said litigation.

2. Facsimile Signatures -- Any facsimile transmissions containing the signatures and/or initials of the parties will be cnsidered the same as originals.

Please signify your acceptance of this agreement by offering your signature below and returning same via facsimile. Thank you.

Sincerely,                               Agreed to and accepted the
/s/ Maurice W. Furlong                   31 of October, 1996
Maurice W. Furlong                       MedAway International, Inc.
President                          /s/ Alan Arruda, President - MedAway Int.
                                         Alan Arruda, President




                              HEALTH CARE CENTERS OF AMERICA, INC.
                                    2400 East Las Olas Blvd.
                            Suite 310, Fort Lauderdale, Florida 33301
                                       Phone: 954-958-9925
                                        Fax: 954-958-9856

FILED
in the Office of the
Secretary of State of the
STATE OF NEVADA
Sep 11, 1996
No. C19128-96
                                                 Articles of Incorporation
                                                   (Pursuant to NRS 78)
                                                      STATE OF NEVADA
                                                    Secretary of State
(For filing office)        /s/ Dean Hiller
                           Dean Hiller, Secretary of State

1.  NAME OF CORPORATION:   Medaway International, Inc.

2. RESIDENT AGENT: (designated resident agent and his STREET ADDRESS in Nevada where process may be served) Name of Resident Agent: Craig Furlong Street
Address: 962 Perez Place Las Vegas Nevada 89191

3. SHARES: (number of shares the corporation is authorized to issue) Number of Shares with par value Par value Number of shares without par value 10,000

4. GOVERNING BOARD: shall be as (check one) X Directors Trustees The first BOARD OF DIRECTORS shall consist of 2 members and the names and addresses are as follows (attach additional pages if necessary):

Maurice W. Furlong            60 Bay Colony, Ft. Lauderdale, FL 33301
Name                          Address           City/State/Zip

Michael J. Pietrzak           1000 Royce Blvd., Oakbrook Terrace, IL 60181
Name                          Address           City/State/Zip

5. PURPOSE (optional--see reverse side) The purpose of the corporation shall be:
--
6. OTHER MATTERS: This form includes the minimal statutory requirements to incorporate under NRS 78. You may attach additional information pursuant to NRS
78.037 or any other information you deem appropriate. If any of the additional information is contradictory to the form it cannot be filed and will be returned to you for correction. Number of pages attached 7. SIGNATURES OF INCORPORATORS:
The names and  addresses  of each of the  incorporators  signing  the  aritcles:
(Signatures must be notarized.) (Attach additional pages if there are more than two incorporators) Michael J. Pietrzak 1000 Royce Blvd., Oakbrook Terrace, IL 60181 /s/ Michael J. Pietrzak State of Illinois County of DuPage

This instrument was acknowledged before me on
August 15, 1996 by
as Incorporator of Medaway International, Inc.
/s/ Kim M. Plencner [Notary Seal, State of Illinois]

CERTIFICATE OF ACCEPTANCE OF APPOINTMENT OF RESIDENT AGENT

I, Craig Furlong hereby accept appointment as Resident Agent for the above named corporation

/s/ [signature illegible]                            August 15, 1996
Signature of Resident Agent                                   Date

ANNUAL LIST OF OFFICERS, DIRECTORS AND AGENTS OF:

                           MEDAWAY INTERNATIONAL, INC.
                                                            19128-1996
FOR THE PERIOD SEP 1999 TO 2000, DUE BY SEP 30, 1999.

The Corporation's duly appointed resident agent in the
State of Nevada upon whom process can be served is:           RA# 19177

NEVADA AGECY & TRUST COMPANY
50 W LIBERTY ST STE 880
RENO NV 89501

[instructions for completing form]

FILING FEE: $85.00                          PENALTY: $15.00

Name                                Title            Street Address             City/State/Zip
Maurice W. Furlong                  President        100 N Arlington Ste 22F    Reno NV 89501
Michael J. Pietrzak                 Secretary        100 N Arlington Ste 22F    Reno NV 89501
                                    Treasurer
Maurice W. Furlong                  Director100 N Arlington Ste 22F    Reno NV 89501
Michael J. Pietrzak                 Director100 N Arlington Ste 22F    Reno NV 89501

I hereby certify this annual list

/s/ Michael J. Pietrzak                                       Date:    9/9/99

CERTIFICATE       STATE OF NEVADA - SECRETARY OF STATE        FILE NUMBER

                           MEDAWAY INTERNATIONAL, INC.        19128-1996

FOR THE PERIOD SEP 1999 TO 2000. DUE BY SEP 30, 1999.
                                                              [Stamp --
NEVADA AGENCY & TRUST COMPANY                                 C A FILED
50 W LIBERTY ST STE 880                                     SEP 15 1999
RENO NV 89501                                                Dean Heller
                                                          Secretary of State]

The Secretary of State of Nevada does hereby certify that the above Corporation, after having paid the annual fee of $50.00 for filing in this office a list of its officers and directors and designation of resident agent for the above filing period, together with penalty in the sum of , and having also filed the aforesaid list as required by Nevada Revised Statutes Sections 78.150-78.165 and 80.110-80.140, as amended, is hereby authorized to transact and conduct business within this state for the aforesaid period.

THIS CERTIFICATE BECOMES A RECEIPT UPON BEING
VALIDATED BY THE OFFICE OF SECRETARY OF STATE                 /s/ Dean Heller
                                                              Secretary of State

[Great Seal of the State of Nevada superimposed]

                               SECRETARY OF STATE

                       [Great Seal of the State of Nevada]

                                 STATE OF NEVADA


                            CERTIFICATE OF EXISTENCE
                          WITH STATUS IN GOOD STANDING

I, DEAN HELLER, the duly elected and qualified Nevada Secretary of State, do hereby certify that I am, by the laws of said State, the custodian of the records relating to filings by corporations, limited-liability companies, limited partnerships, and limited-liability partnerships pursuant to Title 7 of the Nevada Revised Statutes which are either presently in a status of good standing or were in good standing for a time period subsequent of 1976 and am the proper officer to execute this certificate.

I further certify that the records of the Nevada Secretary of State, at the date of this certificate, evidence, MEDAWAY INTERNATIONAL, INC., as a corporation organized under the laws of Nevada and existing under and by virtue of the laws of the State of Nevada since September 11, 1996, and is in good standing in this state.

                                            IN WITNESS WHEREOF,  I have hereunto
                                            set my hand and  affixed  the  Great
                                            Seal  of  State,  at my  office,  in
                                            carson
City, Nevada, on October 14, 1999.

                                                     /s/ Dean Heller
                                                     Secretary of State

                                                     By
                                                     /s/ [signature illegible]
                                                     Certification Clerk

ANNUAL LIST OF OFFICERS, DIRECTORS AND AGENTS OF:

                                                MEDAWAY INTERNATIONAL, INC.
                                                              19128-1996
FOR THE PERIOD SEP 1999 TO 2000, DUE BY SEP 30, 1999.

The Corporation's duly appointed resident agent in the
State of Nevada upon whom process can be served is:           RA# 19177

NEVADA AGECY & TRUST COMPANY
50 W LIBERTY ST STE 880
RENO NV 89501

[instructions for completing form]

FILING FEE: $85.00                          PENALTY: $15.00

Name                                Title            Street Address             City/State/Zip
Maurice W. Furlong                  President        100 N Arlington Ste 22F    Reno NV 89501
Michael J. Pietrzak                 Secretary        100 N Arlington Ste 22F    Reno NV 89501
                                    Treasurer
Maurice W. Furlong                  Director100 N Arlington Ste 22F    Reno NV 89501
Michael J. Pietrzak                 Director100 N Arlington Ste 22F    Reno NV 89501

I hereby certify this annual list

/s/ Michael J. Pietrzak                                       Date:    9/9/99

CERTIFICATE       STATE OF NEVADA - SECRETARY OF STATE       FILE NUMBER

                           MEDAWAY INTERNATIONAL, INC.       19128-1996

FOR THE PERIOD SEP 1999 TO 2000. DUE BY SEP 30, 1999.
                                                             [Stamp --
NEVADA AGENCY & TRUST COMPANY                                 C A FILED
50 W LIBERTY ST STE 880                                      SEP 15 1999
RENO NV 89501                                                 Dean Heller
                                                            Secretary of State]

The Secretary of State of Nevada does hereby certify that the above Corporation, after having paid the annual fee of $50.00 for filing in this office a list of its officers and directors and designation of resident agent for the above filing period, together with penalty in the sum of , and having also filed the aforesaid list as required by Nevada Revised Statutes Sections 78.150-78.165 and 80.110-80.140, as amended, is hereby authorized to transact and conduct business within this state for the aforesaid period.

THIS CERTIFICATE BECOMES A RECEIPT UPON BEING
VALIDATED BY THE OFFICE OF SECRETARY OF STATE                 /s/ Dean Heller
                                                            Secretary of State

[Great Seal of the State of Nevada superimposed]

                               SECRETARY OF STATE

                       [Great Seal of the State of Nevada]

                                 STATE OF NEVADA


                            CERTIFICATE OF EXISTENCE
                          WITH STATUS IN GOOD STANDING

I, DEAN HELLER, the duly elected and qualified Nevada Secretary of State, do hereby certify that I am, by the laws of said State, the custodian of the records relating to filings by corporations, limited-liability companies, limited partnerships, and limited-liability partnerships pursuant to Title 7 of the Nevada Revised Statutes which are either presently in a status of good standing or were in good standing for a time period subsequent of 1976 and am the proper officer to execute this certificate.

I further certify that the records of the Nevada Secretary of State, at the date of this certificate, evidence, MEDAWAY INTERNATIONAL, INC., as a corporation organized under the laws of Nevada and existing under and by virtue of the laws of the State of Nevada since September 11, 1996, and is in good standing in this state.

                                            IN WITNESS WHEREOF,  I have hereunto
                                            set my hand and  affixed  the  Great
                                            Seal  of  State,  at my  office,  in
                                            carson
City, Nevada, on October 14, 1999.

                                                     /s/ Dean Heller
                                                     Secretary of State

                                                      By
                                                      /s/ [signature illegible]
                                                     Certification Clerk

DISTRIBUTION AGREEMENT


         THIS AGREEMENT made and effective as of the 7th day of April 1993 between MEDICAL MARKETING INTERNATIONAL INC. (hereinafter referred to as ("MedMark"), a corporation organized and existing under the laws of the State of Delaware, having its principal place of usiness at 2-11 Granada Crescent, White Plains, New York 10603, and IMSEC Corporation (hereinafter referred to as the "IMSEC"), a corporation organized and existing under the laws of Japan, having its principal place of business at 50 Teigaibuchi, Ohashibe, Kumiyama-Cho, Kuze-Gun, Kyoto Prefecture, Japan. For purposes of this Agreement, "IMSEC" refers to IMSEC as stated above and "IMSEC USA" refers to IMSEC's authorized agent in the United States, having an address as stated in paragraph 24.

         1. APPOINTMENT. IMSEC hereby appoints MedMark its exclusive distributor in North America, the Caribbean and Taiwan, for its present dry-heat decontamination product line, including any additions or improvements to that product line (hereinafter referred to collectively as the "Products"). IMSEC acknowledges and agrees that the Products shall be marketed by MedMark under MedMark's "MedAway" registered trademark.

         2. ACCEPTANCE OF APPOINTMENT. MEDMARK hereby accepts the appointment described in Section I and agrees to use its best efforts to promote and sell the Products in its assigned geographic territory.

         3. TERM OF AGREEMENT. This Agreement shall commence on the date first above written and shall terminate one (1) year from said date. The Agreement may be renewed for subsdquent one (1) year periods by mutual agreement of the parties. Either party desiring to renew the contract shall give notice to the other at least three (3) months prior to termination. Renewal shall not be effective unless agreed to by both parties in writing>

         4. PRICE (a) The unit price to MedMark for IMSEC's current model (exclusive of filters, which are not part of the system), is US $23,250.00, if units ordered on a single purchase ordewr are less than five (5) and is US $22,750.00 if units ordered on a single purchase order are six (6) or more and is F.O.B. IMSEC's dock United States port of entry, and is fixed for the term of this Agreement. (b) IMSEC acknowledges and agrees that prices to MedMark for the Products include all shipping costs to US port of entry, customs duties, imposts or surcharges, which may not or hereafter be imposed by national, federal, state or local authorities by reason of the sale by IMSEC of Products to MedMark. IMSEC shall pay all such taxes, duties, imposts or surcharges other than income taxes imposed on MedMark by any governmental authority.

         5. TERMS OF PAYMENT. With respect to the first ten (10) units, MedMark shall pay one half of the purchase price per unit to IMSEC USA, on behalf of IMSEC Japan upon placement of the order and acceptance of the order by IMSEC USA, thirty (30) days prior to shipment and shall provide to IMSEC USA on behalf of IMSEC a letter of credit for the balance due, payable upon IMSEC's presentation of Final Quality Test Results Inspection Certificate in the form attached hereto as Exhibit A and a certificate of customer sign-off and acceptance of the unit in the form attached hereto as Exhibit B. For all units ordered after the first ten (10), payment shall be on the following terms: upon placement of the order and acceptance of the order by IMSEC USA, MedMark shall pay one half of the purchase price, thirty (30) days prior to shipment and shall provided to IMSEC USA on behalf of IMSEC a letter of credit for the balance due, payable upon ZIMSEC's confirmation of shipment and presentation of Final Quality Test Results and Inspection Certificate in the form attached hereto as Exhibit A; provided that in the event that both the certificates attached hereto as Exhibits A & B are not provded for any of the first ten (1) units ordered, trhen the payment terms for the first ten (10) units, as hereabove provided shall be extended until such certificates shall be provided for an aggregate of ten (10) units.

         6. SHIPMENT. IMSEC agreesd to ship all units within sixty (60) days of acceptance of the order, unless a longer shipment date is requested by MedMark. IMSEC shall promptly notify MedMark of all scheduled shipments to MedMark prior to units being delivered to a common carrier. Should MedMark specify shipment other than by boat, then MedMark shall pay the difference betweeen the shipment by boat and the requested shipment cost from port of exit to port of entry.

         7. RISK OF LOSS. IMSEC shall bear all risk of loss or damage for any unit(s) until delivered to a common carrier for delivery to MedMark at IMSEC's US port of entry. Thereafter MedMark shall bear all risk of loss or damage for any unit(s) until delivery to MedMark. MedMark shall accept all shipments upon arrival at their destination and the parties shall cooperate to provide each other with any data required to file claims with or against the carrier or insurer for any losses, shortages or damage of any kind. Title shall pass to MedMark only upon payment in full for Products.

         8. WARRANTY. IMSEC warrants all units to be free of defects in materials and workmanship for a period of one (1) year subject to normal use.

         9. DISCLAIMER. EXCEPT AS EXPRESSLY PROVIDED IN IMSEC'S WARRANTY, IMSEC MAKES NO WARRANTY OF ANY KIND WITH RESPECT TO THE PRODUCTS, AND EXCLUDES ALL OTHER WARRANTIES (INCLUDING WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE), WHETHER WRITTEN, ORAL, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, AND IMSEC SHALL NOT BE LIABLE FOR ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES.

         10. WARRANTY PARTS. IMSEC agrees to provide to IMSEC USA spare parts in sufficient quantities to permit IMSEC USA to provide warranty service during the warranty period for the Products in accordance with paragraph 8.

         11. NON-WARRANTY PARTS. MedMark shall purchase spare parts from IMSEC at the List price less a discount to be identified by IMSEC by line item, unless MedMark can buy comemrcially available parts for less, in which case MedMark shall not be obligated to purchase such parts from IMSEC. IMSEC agrees to provide to MedMark the names of suppliers of all commercially available parts. IMSEC shall continue to make spare parts available to MedMark on such terms after any termination of this Agreement (whether by reason of non-renewal or otherwise) for a period of four (4) years after termination of this Agreement.

         12. WARRANTY SERVICE. IMSEC, through IMSEC USA, shall be responsible for the installation, warranty labor and material of all units placed at end-user sites by Medmark or any of MedMark's distributors, within its designated Territory, for a period of one year from the date the unit is first installed by IMSEC USA and accepted by a customer. ISSEC USA shall respond to requests for warranty service from customers within 24 hours by phone and agrees to have a service repairman on site within 48 hours of the customer's initial phone request with sufficient parts to execute normal repairs.

         13. PRODUCT IDENTIFICATION. Each Product sold by Medmark shall bear such markings on the back panel, including trademarks, name plates or other indications of source of origin of the Products as may be place thereon by IMSEC and medmark shall not alter, obscure, remove, conceal or otherwise interfvere with any such markings without the prior written consent of IMSEC. IMSEC shall place logos and identification on the system front panel as directed by MedMark to include the Medmark name and the MedMark "MedAway (TM) 1" trademark.

         14. TECHNICAL SPECIFICATIONS AND ACCEPTANCE. Prior to releasing each unit to a common carrier for delivery, IMSEC shall inspect all units shipped to MedMark, to determine conformance to the specifications annexed to this Agreement as Exhibit "A" and shall perform the final quality test protocol set forth therein. IMSEC will furnish MedMark, via Fax or overnight air, upon notification of shipment a Certificate of Inspection for specifications and Final Quality Test Results for each unit of the Product delivered to a common carrier for shipment to MedMark. The certificate of inspection for specifications and Final Quality Test Protocol referred to in Exhibit "A" constitute the acceptance criteria.

         15. PRODUCT STANDARDS. All Products delivered under the terms of this Agreement shall comply with the standards for such Products as have been set by the appropriate governing authorities. The Products shall also comply with all appropriate sections of applicable industrial standards and codes. Medmark shall provide IMSEC with all appropriate controlling standards and regulations as promulgated by those authorities having jurisdiction over such matters. IMSEC USA will determine if IMSEC will share in teting costs for states approvals.

         16. PERFORMANCE CRITERIA. In the event that Medmark fails to purchase from IMSEC for sale to customers minimum of twenty-five (25) current units during the first 8 months and twenty-five (25) current units during the remaining 4 months of this Agreement, IMSEC shall have the right, upon thirty
(30) days written notice to terminate this agreement, or to convert this agreement to a nonexclusive agreement, at IMSEC's sole discretion. In the event that an approved or enhanced product is made available during the term of this Agreement, sales of such units shall be deemed sales of the current unit for purposes of this section.

         17. PERFORMANCE EXCUSED. Whenever either party shall be prevented from or delayed in carrying out any obligation of such party hereunder (other than for the payment of money) by reason of any act of God, war, riot, accident, strike, lock-out, injunction, boycott, inability to obtain power, raw materials or transportation facilities, breakage of machinery, national defense rquirements, or any other cause beyond the control of such party, the performance of such obligation by such party shall be excused to the extent of such prevention or delay.

         18. TERMINATION OF AGREEMENT. Either party may terminate this Agreement on thirty (30) days written notice upon the breach of a material obligation hereunder by the other party, and the failure of such other party to cure such breach within such 30 day period after receipt of notice. Either party may ternminate this Agreement immediately upon written notice of any one the following occurrences (a) an assignment by the other party of all or a substantial part of its assets for the benefit of creditors; (b) the insolvency of the other party; (c) the institution of voluntary or involuntary proceedings by or against the other party in bankruptcy or under insolvency laws or for receivership or for dissolution of the other party. Each party agrees to advise the other immediately in writing with sufficient particularity of the occurrence of any event specified in this section. In addition, IMSEC shall be entitled to terminate this Agreement immediately upon written notice in the event MedMark assigns or attempts to assign its rights under this Agreement in violation of paragraph 25 hereof.

         19. OBLIGATIONS UPON TERMINATION. (a) Upon the effecitve date of termination of this Agreement, MedMark shall come to use stationary or other printed matter identifying it as an IMSEC authorized distributor, shall remove signs from the exterior and interior of its building so identifying it, shall take all necessary steps to change its listing in telephone directories and to do all other acts necessary to remove any identification as an IMSEC authorized distributor and shall cease and refrain from any use or identification of any kind of IMSEC's patents, trademarks, trade names, or other proprietary information or rights of IMSEC relating to the Products or otherwise, or any mark or work so nearly resembling such trademark or trade name as to be likely to deceive or cause confusion with respect to any of its goods or advertising or otherwise; provided that the foregoing shall not be construed to restrict MedMark in the continued use of the MedAway (TM) name and mark after termination. (b) If, after the effective date of termination, IMSEC elects to accept orders from Medmark or otherwise transacts business with Medmark related to the sale of the Products, all such transactions will be governed by the same terms that this Agreement provides to far as those terms are applicable, but no such acceptance of orders or transaction of business shall be construed as a renewal of this Agreement or as a waiver of termination.

         20. DISTRIBUTOR IS NOT AN AGENT. This Agreement does not create the relationship of principal and agent between IMSEC and MedMark and under no circumstances is either party to be considered the agent of the other. MedMark has no authority either to bind IMSEC to any obligation or to represent IMSEC in any circumstances, and MedMark shall not bind or represent IMSEC.

         21. CONFIDENTIALITY. The parties each shall, during the term of this Agreement, keep confidential and not disclose, divulge, or distribute to any third party this Agreement, any proprietary information and rights or trade secrets, or confidential information regarding the Products divulged or made known to such party by the other party, except where such disclosure is necessary in order for such disclosing party to perform its duties hereunder. For purposes hereof, "confidential information" shall be deemed to refer only to such written information which is marked "confidential" prior to disclosure to the other party and which is not at the time of such disclosure already known to such other party or is then or therafter in the public domain.

         22. RELATIONSHIP OF THE PARTIES. Each party hereto is an independent contractor. Neither party shall act as the representative or legal agent of the other and neither party shall assume or create any obligation, express or implied, in the name of or on behalf of the other.

         23. COMPLIANCE WITH LAWS. MedMark shall comply with all statutes, laws and regulations of national, federal, state and local authorities of the united States or of any country which statutes, laws and regulations are applicable to MedMark's business and to the performance by it of its obligations pursuant to this Agreement, and shall not take any action the effect of which, to MedMark's knowledge, may cause IMSEC to be in violation of any such statute, law or regulation, and to the extent known to MedMark shall promptly notify IMSEC of any such statute, law or regulation relating to the form or specifications of any product or any packaging, invoicing or shipping documents required to be provided with respect to any shipment of Products, and or of any change to any such statute, law or regulation.

         24. NOTICES. All notices given, pursuant to this agreement shall be in writing in the English language and shall be considered given if sent by telex or fax transmission or if sent by commercial overnight carrier with written verification of receipt, or by registered air mail, return receipt requested, addressed if to MedMark to it at the address of MedMark stated in the opening paragraph of this Agreement, and if to IMSEC, to its agent IMSEC USA, 236 Bridal Path, North Andover, Massachusetts 01845-2012 provided, however, that by ;notice as specified in this paragraph either party may specify a different address for receiving notice under this Agreement. Any notice so sent shll be deemed given ten (10) days after mailing, if sent postage prepaid by registered air mail, return receipt requested, or on the date of dispatch, if sent by telex, or fax, charge prepaid.

         25. ASSIGNMENT. MedMark may not assign its rights under this Agreement in whole or in part without the prior written consent of IMSEC, which consent shall not be unreasonably withheld; provided that the foregoing shall not restrict Medmark from an assignment to an entity controlled by, or under common control with, medMark or its principal stockholders. Any attempted assignment or delegation in violation of the foregoing shall be void.

         26. INDEMNIFICATION. MedMark hereby agrees to indemnify and save IMSEC harmless from and against any and all losses, claims, suits demands, actions and liabilities of any kind or nature solely to the extent the same arise out of otherwise rlate to any act or omission by MedMark in the sale, promotion and distribution of the Products. The foregoing shall not obligate Medmark to indemnify IMSEC in respect of any loss, etc., arising out of or relating to the performance or non-performance of any Product or any defect in material or workmanship of any Product and the foregoing indemnity shall not apply to any settlement of any such claim, action or proceeding if such settlement is entered into without the wirtten consent of medMark. Each party hereto shall give the other prompt notice of any claim, or commencement of any action or proceeding which may give rise to any claim for indemnification pursuant to the foregoing. Medmark, at it selection, may assume the defense of any such action or proceeding including the employment of counsel selected by medmark (who shall be reasonably satisfactory to IMSEC).

         27. ENTIRE AGREEMENT. This Agreement constitutes the entire understanding and agreement of and between the parties with respect to the subject matter hereof and supersedes all prior representations and agreements. It shall not be varied, amended or modified by any oral agreement or representation or otherwise than by an instrument in writing of subsequent date hereto duly executed by the parties.

         28. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with the laws of the State of New York applicable to agreements executed and to be formed in such state.

         IN WITNESS WHEREOF, the parties hereto have caused this agreement to be duly executed by the following persons who are duly authorized, as of the effective date hereinabove set forth.


         IMSEC CORPORATION              MEDICAL MARKETING
                                       INTERNATIONAL, INC.

         By: /s/ Jsuyooshi Ikeda       By: /s/ A.P. Agnichi
         Title: President               Title: President
         Date: April 7, 1993          Date: April 7, 1993

1154/0417      [seal]           UNITED STATES DEPARTMENT OF COMMERCE
Patent and Trademark Office
                                        Assistant Secretary and Commissioner
                                           of Patents and Trademarks
                                                Washington, D.C.

JUNE 14, 1994
                                            NO5B
TO:      L. JANA SIGARS, ESQ.
         HOLTZMAN, KRINZMAN, EQUELS,
         SIGARS & FURIA
         2601 S. BAYSHORE DRIVE, SUITE 600
         MIAMI, FL 33133

                    UNITED STATES PATENT AND TRADEMARK OFFICE
                  NOTICE OF RECORDATION OF ASSIGNMENT DOCUMENT

THE ENCLOSED DOCUMENT HAS BEEN RECORDED BY THE ASSIGNMENT BRANCH OF THE U.S. PATENT AND TRADEMARK OFFICE. A COMPLETE MICROFILM COPY IS AVAILABLE AT THE U.S. PATENT AND TRADEMARK OFFICE ON THE REEL AND FRAME NUMBER REFERENCED BELOW.

PLEASE REVIEW ALL INFORMATION CONTAINED ON THIS NOTICE. THE INFORMATION CONTAINED ON THIS RECORDATION NOTICE REFLECTS THE DATA PRESENT IN THE TRADEMARK ASSIGNMENT PROCESSING SYSTEM. IF YOU SHOULD FIND ANY ERRORS OR QUESTIONS CONCERNING THIS NOTICE, YOU MAY CONTACT THE EMPLOYEE WHOSE NAME APPEARS ON THIS NOTICE AT 703-308-9723. PLEASE SEND REQUEST FOR CORRECTION TO: U.S. PATENT AND TRADEMARK OFFICE, ASSIGNMENT BRANCH, NORTH TOWER BUILDING, SUITE 10C35, WASHINGTON, D.C. 20231.

ASSIGNOR:
         BUSINESS DEVELOPMENT RESOURCES, INC.        DOC DATE:    03/11/1994
                                                   CITIZENSHIP: NEW YORK
                  ENTITY:  CORPORATION

ASSIGNEE:
         MEDICAL MARKETING INTERNATIONAL, INC.
         4020 GALT OCEAN DRIVE                 CITIZENSHIP: DELAWARE
         FT. LAUDERDALE, FL 33308
                  ENTITY:  CORPORATION

BRIEF:
         ASSIGNS THE INTEREST AND THE GOODWILL

NO. OF PAGES:              003
REEL/FRAME:                1154/0417                 DATE RECORDED: 05/10/19--
APPLICATION NUMBER:        74-239338                 FILING DATE: 01/22/1994
REGISTRATION NUMBER: 1816389                REGISTRATION DATE: 01/11/1994

MARK: MEDAWAY
DRAWING TYPE: WORDS, LETTERS, OR NUMBERS IN TYPED FORM

Int. Cl.: 10
Prior U.S. Cl.: 44
                                                      Reg. No.  1,816,389
United States Patent and Trademark Office           Registered Jan. 11, 1994

                                                         TRADEMARK
                                                    PRINCIPAL REGISTER

                                                          MEDAWAY

Business Development Resources, Inc.        Used by Hospitals and Medical Lab
   (New York Corporation)                   Oratories, In Class 10 (U.S. Cl. 44)
1-11 Granada Crescent                         First Use 9-9-1992; In Commerce
                                                     9-9-1992

                         3N 74-239,338, FILED 1-22-1992
FOR: Ovens For Dry Heat Decontami-
nation of Regulated Medical Waste           Tina Pompey, Examining Attorney

The United States of America

[seal]
                                                No. 1816389

CERTIFICATE OF REGISTRATION

         This is to certify that the records of the Patent and Trademark Office show that an application was filed in said Office for registration of the Mark shown herein, a copy of said Mark and pertinent data from the Application being annexed hereto and made a part hereof,

         And there having been due compliance with the requirements of the law and with the regulations presecribed by the Commissioner of Patents and Trademarks,

         Upon examination, it appeared that the applicant was entitled to have said Mark registered under the Trademark Act of 1946, as amended, and the said mark has been duly registered this day in the patent and Trademark office on the

                                                    PRINCIPAL REGISTER

to the registrant named herein.

         This registration shall remain in force for TEN years unless sooner terminated as provided by law.

                                  In Testimony
                                 Whereof I have
                                 hereunto set my
                                 hand and caused
                                 the seal of the
                                   Patent and
                                Trademark Office
                               to be affixed this
                                 eleventh day of
                                  January 1994.
                                     [seal]
                                /s/ Bruce Lehman
                     Commissioner of Patents and Trademarks